GRAINGER REPORTS JANUARY 2009 SALES RESULTS

CHICAGO, February 11, 2009 – Grainger (NYSE: GWW) today reported sales results for the month of January, 2009. Daily sales declined 9 percent versus January 2008, primarily the result of weakened demand across all customer end-markets and geographies. Sales were negatively affected by approximately 2 percentage points due to foreign exchange. Sales for Friday, January 2nd, resulted in less than half of a day of normal volume and negatively affected sales growth by about 2 percentage points. There was one less selling day in January 2009 (21) versus January 2008 (22). The 2009 first quarter will have one less selling day (63) versus the 2008 first quarter (64).

January Daily Sales by Segment 2009 v. 2008
Grainger Branch-based	-9%
Acklands – Grainger (Canada)	-11% *
Lab Safety Supply	-10%
*(+7% in local currency)

Note: Information is presented based on 2008 segmentation, which is currently under review due to the combination of Lab Safety Supply and Grainger Industrial Supply.

With the continued decline in sales, the company is taking the following actions to reduce costs and better balance its cost structure in 2009:

• Reduce employee travel expenses and relocation,

• Eliminate merit increases for all executives and salaried employees,

• No payout of management incentive bonuses for 2009 unless company meets aggressive sales targets,

• Not fill open positions and reduce hours for part-time employees, and

• Eliminate 300-400 jobs across the company as a result of lower volume and the Lab Safety Supply and Grainger Industrial Supply combination. This is expected to result in severance charges anticipated in the range of $15 to $20 million, the majority of which is expected to take place in the first half of 2009. These severance charges are anticipated to be offset by annualized cost savings in the range of $25 to $35 million.

Please visit www.grainger.com/investor to access a recorded message with additional detail about January sales along with a schedule containing the number of selling days by month.

W.W. Grainger, Inc. with 2008 sales of $6.9 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States, Canada, Mexico, China and Panama. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “anticipated”, “expected”, “unless” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Ernest Duplessis	Laura Brown
Vice President, Internal & External Communications	Vice President, Investor Relations
847/535-4356	847/535-0409

Robb Kristopher	William Chapman
Director, Corporate Media Relations	Director, Investor Relations
847/535-0879	847/535-0881